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                    [HAYNES AND BOONE, L.L.P. LETTERHEAD]



                                                                     EXHIBIT 5.1

                                August 8, 1995



Harken Energy Corporation
5605 North MacArthur, Suite 400
Irving, Texas 75038

Gentlemen:

         We have asked as counsel to Harken Energy Corporation, a Delaware corporation (the "Company"), in connection with the registration of 1,226,308 shares of the Company's common stock, $0.01 par value (the "Common Stock"), pursuant to a Registration Statement ("Registration Statement") on Form S-3 to which this opinion is being filed as Exhibit 5.1. In our capacity as counsel to the Company, we have examined and relied upon the Company's Certificate of Incorporation, as amended, and Bylaws, as amended, the opinions of Larry E. Cummings, Vice President, Secretary and General Counsel of the Company, and records of corporate proceedings with respect to the sale of the Common Stock to the purchasers thereof, and have made such other investigation as we have deemed necessary for the purposes of this opinion.

         Based upon the foregoing, we are of the opinion that the shares of Common Stock being registered pursuant to the terms of the Registration Statement are legally issued, fully paid, and nonassessable shares of the Common Stock of the Company.

         We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the use of our name therein and in the Prospectus constituting a part thereof.

                                                   Respectfully submitted,



                                                   /s/ HAYNES AND BOONE, L.L.P.
                                                   HAYNES AND BOONE, L.L.P.